Exhibit 10.1

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST. OMISSIONS ARE INDICATED BY INCLUSION OF THE SYMBOL *.  A COMPLETE UNREDACTED VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Eagle Bancorp, Inc.

Senior Executive Annual Incentive Plan

Performance Year 2012

EagleBank Executive Annual Incentive Plan

Plan Document and Administrative Guidelines

This Annual Incentive Plan is for the Executive Management Team of EGBN.  The annual incentive plan is designed to compensate plan participants for the attainment of specified overall bank and individual goals.  The objective is to align the interests of senior executives with the interests of the Bank in obtaining superior financial results.

The Plan operates on a calendar year basis (January 1st to December 31st).  This same calendar year is the performance-period for determining the amount of incentive awards to be paid following year end.

PERFORMANCE CRITERIA

•              Bank Performance - For all plan participants, a significant portion of the annual incentive will be based on overall bank performance.  The Compensation Committee will approve bank wide goals for each senior staff member on an annual basis.  In addition, they will review the Bank’s annual incentive programs to ensure they do not encourage risky behavior.

•              Strategic Performance - All participants are encouraged to work towards our strategic plan and ten percent (10%) up to Thirty percent (30%) of the annual incentive will be based on achievement of bank strategic goals.

•              Individual Performance - For all participants,  individual performance as determined by annual performance evaluations will be used to determine at least twelve and a half percent (12.5%) of the plan participant’s incentive payout.

PERFORMANCE STANDARDS

For each performance factor (Overall Bank, and Individual), an appropriate standard of performance must be established with three essential performance points:

•              Threshold Performance:  That level of performance for each factor below which no award will be given.  Threshold performance will be 85% of target expectations.

•              Target Performance:  The level of performance for each factor at budgeted goals.  The budgeted, or expected, level of performance is based upon historical data, and management’s best judgment as to expected performance during the upcoming performance period.  The Compensation Committee will approve bank wide goals on an annual basis.

•              Maximum Expected Performance:  The maximum performance level is 115% of target.  There will be no payouts above the maximum level.

PLAN PAYOUTS

The Net Operating Income, Threshold level, must be met for there to be any payment made for the Bank Performance and Strategic Performance categories.  Participants will still be eligible to receive a payout for Individual Performance.

After all performance results are available at year-end, the awards will be calculated for each Plan participant and approved by the CEO, and Compensation Committee.  The Compensation Committee will reserve the discretion to pay out annual incentives in cash or stock.

The actual award payouts will be calculated using a ratable approach, where award payouts are calculated as a proportion of minimum, target and maximum award opportunities.  If actual performance falls between a performance level, the payout will also fall between the pre-defined performance level on a pro-rated basis.  A Plan participant must be an employee at the time of the award payout in order to receive a payout.  The result of the performance criteria is calculated as a percent of base salary for participants during the current Plan year.  Plan payouts will be made no later than 2.5 months after the year end.

EGBN has the right to recover any incentive payments that were made based on material misstatements or inaccurate performance metrics.

PLAN ADMINISTRATION

Responsibilities of the Compensation Committee:  The Compensation Committee has the responsibility to approve, amend, or terminate the Plan as necessary.  The actions of the Compensation Committee shall be final and binding on all parties.  The Compensation Committee shall also review the operating rules of the Plan on an annual basis and revise these rules if necessary.  The Compensation Committee also has the sole ability to decide if an extraordinary event(1) totally outside of management’s influence, be it a windfall or a shortfall, has occurred during the current Plan year, and whether the figures should be adjusted to neutralize the effects of such events.  After approval by the Compensation Committee, management shall, as soon as practical, inform each of the Plan participants under the Plan of their potential award under the operating rules adopted for the Plan year.

Responsibilities of the CEO:  The CEO of the Company administers the program directly and provides liaison to the Compensation Committee, including the following specific responsibilities: recommend the Plan participants to be included in the Plan each year.  This includes determining if additional employees should be added to the Plan and if any Plan participants should be removed from participating in the Plan.  Provide recommendations for the award opportunity amounts at threshold, target and maximum for tiers II and below.  The CEO will review the objectives and evaluations, adjust guideline awards for performance and recommend final awards to the Compensation Committee.  Provide other appropriate recommendations that may become necessary during the life of the plan.  This could include such items as changes to Plan provisions.

Amendments and Plan Termination:  The Company has developed the Plan on the basis of existing business, market and economic conditions, current services, and staff assignments.  If substantial changes occur that affect these conditions, services, assignments, or forecasts, the Company may add to, amend, modify or discontinue any of the terms or conditions of the Plan at any time with approval from the Compensation Committee.  The Compensation Committee may, at its sole discretion, terminate, change or amend any of the Plan as it deems appropriate.

MISCELLANEOUS

Reorganization:  If the Company shall merge into or consolidate with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person such succeeding or continuing company, firm, or person shall succeed to, assume and discharge the obligations of the Company under this Plan.  Upon the occurrence of such event, the term “Company” as used in this Plan shall be deemed to refer to the successor or survivor company.

Tax Withholding:  The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Plan.

Designated Fiduciary:  The Company shall be the named fiduciary and Plan Administrator under the Plan.  The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

No Guarantee of Employment:  This Plan is not an employment policy or contract.  It does not give the Plan participant the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge the Plan participant.

(1) An extraordinary event may include a merger, acquisition or divestiture that was not outlined in strategic plan, investment gains or losses, changes in capital cost structure, unplanned branch openings, unexpected and strong sales oriented addition to staff, and increase of 50% or more of collection expenses.

INCENTIVE RANGES, AND AWARD OBJECTIVES

Eagle Bancorp, Inc.

			Proposed Incentive Ranges			Award Objectives
Tier	Name	Position	Threshold	Target	Maximum	Bank	Strategic	Dept/Ind*
I	Ron Paul	Chairman and CEO	25.0%	45.0%	70.0%	35%	25%	40%
II	Susan Riel	Sr. EVP & COO of the Bank	20.0%	35.0%	60.0%	50%	25%	25%
III	Antonio Marquez	CRE Chief Lending Officer	17.5%	30.0%	55.0%	77.5%	10.0%	12.5%
III	Virginia Heine	C&I Chief Lending Officer	17.5%	30.0%	55.0%	77.5%	10.0%	12.5%
III	James Langmead	Chief Financial Officer	17.5%	30.0%	55.0%	60%	15%	25%
IV	Thomas Murphy	President Community Banking	12.5%	25.0%	50.0%	65%	10%	25%
IV	Janice Williams	Chief Credit Officer	12.5%	25.0%	50.0%	70%	10%	20%
V	Michael Flynn	COO of Eagle Bancorp	10.0%	20.0%	40.0%	45%	30%	25%
V	Larry Bensignor	EVP, General Counsel	10.0%	20.0%	40.0%	75%	10%	15%
			Percent of Salary			Weighting of Award

NOTE:           Threshold, target and maximum payout thresholds have been established for each tier in order to ensure competitive payouts and budget costs associated with this program.

2012 Senior Staff Goals

	Paul	Riel	Murphy	Flynn	Marquez/ Heine	Langmead	Williams	Bensignor	Target
ROAA									*

ROAE									*

Net Operating Income(1)	50%	15%	15%	15%	7.5%	20%	10%	15%	$31,670,987

NPAs					10%		25%		*

Strategic Alignment	25%	25%	10%	30%	10%	15%	10%	10%	*

Total Loan Growth (Average Balance)(2)			10%		20%				*

Deposit Growth (Average Balance)									*

DDA			25%		12.5%				*

MMA			15%		12.5%				*

Efficiency Ratio		20%				20%	10%		53.70%

Non Traditional Fee Income (aggregate)								30%	*

Expenses (Salaries, Benefits, Other Expenses)		15%							$73,697,218

Net Interest Margin					15%	20%			3.97%

Individual Deposits				15%				15%	*

Individual Loans				15%				15%	*

Charge Offs							25%		*

Dept/Individual Performance	25%	25%	25%	25%	12.5%	25%	20%	15%	*

	100	100	100	100	100	100	100	100

(1)  Net Operating Income available to common shareholders.  Net operating income before preferred dividend — $31,104,988

(2)  Excludes loans held for sale.  Total loans held for sale — $  *.